[LETTERHEAD]





                               May 10, 1995





Certron Corporation
1545 Sawtelle Boulevard
Los Angeles, California 90025

Gentlemen:

     This firm has acted as counsel for Certron Corporation, a California corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an additional 150,000 shares of the Common Stock of the Company to be issued to certain persons upon the exercise of options to be granted pursuant to the Company's Executive Stock Option Plan (formerly, the 1989 Stock Option Plan; the "Plan").

     We have examined the proceedings heretofore taken by the Company with respect to the adoption of the Plan and the amendment to the Plan to increase the number of shares of Common Stock covered thereby. It is our opinion that the additional 150,000 shares of Common Stock to be issued upon the exercise of stock options granted pursuant to the Plan will, when issued in accordance with the terms thereof, be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                              Respectfully submitted,

                              SANDERS, BARNET, GOLDMAN,
                                SIMONS & MOSK, A PROFESSIONAL
                                   CORPORATION



                              By: s/Irwin G. Barnet
                                  -----------------
                                   Irwin G. Barnet




                                 EXHIBIT 5